Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-263744) pertaining to the Red River Bank 401(k) Profit Sharing Plan of our report dated June 23, 2023, with respect to the statement of net assets available for benefits of the Red River Bank 401(k) Profit Sharing Plan as of December 31, 2022, and the related statement of changes in net assets available for benefits for the year ended December 31, 2022, which appears in the annual report on Form 11-K of the Red River Bank 401(k) Profit Sharing Plan for the year ended December 31, 2023.

/s/ POSTLETHWAITE & NETTERVILLE, APAC

Baton Rouge, Louisiana
June 28, 2024